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                               HEALTHSOURCE, INC.
                             Two College Park Drive
                          Hooksett, New Hampshire 03106



February 14, 1997


Dick Salmon, M.D., Ph.D.
105 Tidewater Farm Road
Stratham, NH  03885

Dear Dick:

This letter of agreement confirms your transition to Senior Vice President of Medical Affairs.

1.       Annual Salary for 1997 to be determined. Your 1996 salary was $225,000.

2. Annual Performance Based Bonus for 1996 to be determined, maximum potential 25%.

3.       Stock Option Plan

         Participation in the stock option plan on the same basis as other senior management executives.

4.       Benefits

         Healthsource benefits at the same level as our other executives.

5.       Termination

         This agreement may be terminated at will with or without cause by you upon thirty (30) days written notice. If you terminate this agreement, you shall not be eligible for any severance benefits and shall not have the right to exercise any stock options in which you are not fully vested. The non-competition agreement shall, however, remain in force. Should your employment be terminated with or without cause, or have your duties and responsibilities materially altered, you will be provided with twelve (12) months of salary continuation at your salary of record at that time or your 1996 salary (whichever

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                               HEALTHSOURCE, INC.
                             Two College Park Drive
                          Hooksett, New Hampshire 03106


DICK SALMON, M.D., PH.D.
February 14, 1997
Page 2


         is greater) plus your bonus eligibility of record. An additional month of salary continuation will be given for each year of full-time employment.

6.       Protection of Proprietary Information and Non-compete

         In your position with Healthsource, you will have access to and become familiar with Healthsource trade secrets, business practices and strategies (such as marketing and provider development strategies and financing, many of which have been developed over time and at great expense), and confidential information regarding customers, patients, and health care practitioners. It would be extremely prejudicial to Healthsource for this information to be made directly or indirectly available to competitors, or for it to be used to Healthsource's disadvantage in the managed care marketplace. In order to protect Healthsource from such potential harm, you agree that during the time of your employment with Healthsource, any of its affiliates, or successors, and for six (6) months thereafter, you will not, on your own behalf or for any other person or employer, compete or aid competition in any capacity with Healthsource and/or any of its affiliates in any state in which Healthsource or one of its affiliates is operating.

         This "Covenant Not to Compete" is material to Healthsource and our offer of employment is contingent on your agreement to the Covenant. Your acceptance of our offer will automatically include acceptance of the Covenant and acknowledgement that it is reasonable. You also agree that we can enforce the Covenant by asking a court for an injunction to prevent a breach of the Covenant, and/or to assess money damages for its breach that is based on damages caused to Healthsource by your breach of the Covenant Not to Compete. A court is empowered to

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                               HEALTHSOURCE, INC.
                             Two College Park Drive
                          Hooksett, New Hampshire 03106


DICK SALMON, M.D., PH.D.
February 14, 1997
Page 3


         restrict the scope of the Covenant if it finds that it is too broad and to enforce it as restricted.

7.       Non-solicitation

         As an additional condition of your employment on the terms set forth above, during your employment and for a period of one (1) year thereafter, you shall not, directly or indirectly, employ, attempt to employ, recruit or otherwise solicit, induct or influence to leave his/her employment any employee of Healthsource or its subsidiaries.

We are very pleased with your continued employment with Healthsource.

Sincerely,


/s/ Norm Payson
-----------------------------
Norm Payson, M.D.
President and
  Chief Executive Officer


/kmc



                                       By signing below, I indicate my
                                       acceptance of the terms of this
                                       employment agreement.


                                       /s/ Dick Salmon    2/14/97
                                       -----------------------------------------